Exhibit 99.1

SUPERIOR INDUSTRIES REPORTS
2008 THIRD QUARTER FINANCIAL RESULTS

VAN NUYS, CALIFORNIA -- November 07, 2008 -- Superior Industries International, Inc. (NYSE:SUP) today announced a net loss of $14.2 million, or $0.53 per share, for the third quarter of 2008, which included a $5.0 million pretax charge for the impairment of long-lived assets related to the previously announced closing of the company’s Pittsburg, Kansas facility.  This compares with a net loss of $739,000, or $0.03 per share, for the third quarter of 2007.  Unit shipments decreased 29% in the 2008 third quarter, compared with the same period a year ago, and were at the lowest level since the third quarter of 1998.
Superior said that third quarter demand was severely impacted by various customer restructuring actions and market conditions, including significant reductions in production of light trucks and SUVs, delaying the launch of key 2009 model-year light truck programs, vehicle manufacturing rationalization and realignment, and model mix changes designed to accelerate the movement toward more fuel-efficient passenger cars and crossover-type vehicles.
To address the industry-wide reduction in demand for aluminum wheels, Superior announced in August that it would close its manufacturing facility in Pittsburg, Kansas in December 2008 and reduce its workforce by 755 positions.
“Our strategic actions to date have been prudent and will result in long-term cost savings, improved capacity utilization and a concentrated focus on optimizing our operations,” said Steven Borick, Chairman, CEO and President.  “While we reacted quickly to conditions in our industry, we could not have predicted the magnitude of the drop in auto production, the continuing impact of an extremely weak economy, the significant tightening of consumer credit, or the impact of high fuel prices that has reduced demand, especially for SUVs and light trucks.  As a result of these combined factors, we are actively pursuing additional cost saving initiatives designed to return the company to profitability.”
“Unlike others in our industry, Superior’s balance sheet remains strong, which will help us to withstand these difficult times,” Borick added.

Third Quarter Results
Consolidated net sales decreased 28% to $163.4 million from $227.6 million for the third quarter of 2007.  Unit wheel shipments decreased 29%, as shipments of light truck and SUV wheels decreased 51% and shipments of passenger car wheels increased 11% compared with the prior year.  Average selling prices increased approximately 1% compared with the prior year, as a 3% increase in the pass-through price of aluminum was partially offset by a shift in sales mix to smaller diameter wheels.
Negative gross profit was $11.2 million, or (6.9)% of net sales, compared to gross profit of $5.3 million, or 2.3% of net sales, for the third quarter of 2007.  Sharply lower customer requirements during the 2008 third quarter resulted in wheel production decreasing 21% versus the second quarter of 2008 and 25% compared to the same period a year ago, significantly impacting absorption of plant fixed costs.  This, along with lost margin on the decrease in unit shipments, contributed to the drop in gross profit.  Severance costs related to the planned plant closure and workforce reductions totaled approximately $956,000 in the 2008 third quarter.
SG&A expenses decreased 20% to $6.2 million, or 3.8% of net sales, from $7.8 million, or 3.4% of net sales, for the third quarter of 2007, which included a $2.2 million accrual for the potential settlement of a labor related lawsuit.
Loss before income taxes and equity earnings from joint ventures was $19.8 million compared with loss before income taxes and equity earnings from joint ventures of $1.1 million for the third quarter of 2007.
Income tax benefit was $5.7 million, compared to an income tax provision of $826,000 in the same period in 2007.  The company’s tax expense as a percent of income before income taxes will not compare to the U.S. statutory rate of 35% due to differing tax rates in various taxing jurisdictions in which the company operates and the mix of income and losses within those jurisdictions.
At September 28, 2008, working capital was $274.0 million, including cash and cash equivalents of $110.4 million.  At September 30, 2007, working capital was $248.3 million, including cash and cash equivalents of $68.7 million.  Superior has no debt.

Nine Months Results
Consolidated net sales decreased 17% to $603.0 million from $727.6 million for the first nine months of 2007.  Unit wheel shipments decreased 18%.
Gross profit decreased to $10.2 million, or 1.7% of net sales, from $21.0 million, or 2.9% of net sales, for the first nine months a year ago.  SG&A expenses decreased to $19.3 million from $23.7 million in the comparable prior year period.
Loss before income taxes and equity earnings from joint ventures was $11.6 million compared to income before income taxes and equity earnings from joint ventures of $2.4 million in the year earlier period.  Equity in earnings of joint ventures was $2.6 million compared with $2.7 million in the 2007 period.
Net loss was $5.9 million, or $0.22 per share, compared to net income of $4.5 million, or $0.17 per diluted share, for the first nine months of 2007.

Conference Call
Superior will host a conference call with interested parties beginning at 10:00 a.m. PT (1:00 p.m. ET) today to review the results of operations for the third quarter ended September 28, 2008.  The conference call will be available through a live audio Internet broadcast on the company's website, www.supind.com.  The call will be archived and accessible at this site for one year beginning approximately one hour after the conclusion of the conference call.

About Superior Industries
Superior supplies aluminum wheels to Ford, General Motors, Chrysler, Audi, BMW, Fiat, Jaguar, Land Rover, Mazda, Mercedes Benz, Mitsubishi, Nissan, Seat, Skoda, Subaru, Suzuki, Toyota, Volkswagen and Volvo.  For more information, visit www.supind.com.

Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which include references to expected cost savings, improved capacity utilization and continued payment of dividends, are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
Net Sales	$163,354	$227,557	$602,977	$727,649
Costs and Expenses
Cost of Sales	174,545	222,281	592,729	706,650
Selling and Administrative Expenses	6,187	7,777	19,297	23,729
Impairment of Long-Lived Assets	5,044	-	5,044	-
Loss From Operations	(22,422)	(2,501)	(14,093)	(2,730)

Interest Income, net	649	820	2,335	2,708
Other Income, Net	2,015	581	109	2,469

Income (Loss) Before Income Taxes
and Equity Earnings	(19,758)	(1,100)	(11,649)	2,447

Income Tax Benefit (Provision)	5,694	(826)	3,153	(639)
Equity in Earnings of Joint Ventures	(143)	1,187	2,562	2,736

Net Income (Loss)	$(14,207)	$(739)	$(5,934)	$4,544

Earnings (Loss) Per Share:
Basic	$(0.53)	$(0.03)	$(0.22)	$0.17
Diluted	$(0.53)	$(0.03)	$(0.22)	$0.17

Weighted Average and Equivalent Shares
Outstanding for Earnings Per Share:
Basic	26,661,000	26,614,000	26,650,000	26,612,000
Diluted	26,661,000	26,614,000	26,650,000	26,631,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)
	As of September 30
	2008	2007
Current Assets	$ 353,288	$ 377,141
Property, Plant and Equipment, net	272,870	309,316
Investments and Other Assets	87,627	67,505
	$ 713,785	$ 753,962

Current Liabilities	$ 79,243	$ 128,794
Long-Term Liabilities	98,282	82,803
Shareholders' Equity	536,260	542,365
	$ 713,785	$ 753,962